SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                             SEC FILE NUMBER: 1-1767
                           CUSIP NUMBER: [95952L 10 1]

                           NOTIFICATION OF LATE FILING


       (Check One): (X) Form 10KSB  ( ) Form 20-F   ( ) Form 11K () Form 10Q
                    ( ) Form N -SAR ( ) Form N-CSR

                     For the Period Ended: December 31, 2004

      [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                For the Transition Period Ended:________________

Nothing in this form shall be construed to imply that the Commission has verified any information Contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

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                         PART I- REGISTRANT INFORMATION


                           WESTERN SIERRA MINING CORP
                           --------------------------
                           (Formerly Global Decs Corp)

                             Full Name of Registrant


                             2750 Cisco Drive South
                         Lake Havasu City, Arizona 86403
                     --------------------------------------
                    (Address of Principal Executive Offices)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-(C) has been attached if applicable.

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                               PART III- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed period.

The Company was unable to receive its full accounting information from its foreign subsidiary in a timely fashion.

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


                            PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:


Michael M. Chaffee                     928                      680-5513
------------------                     ---                      --------
     (Name)                         (Area Code)             (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports(s). (X) Yes (X) No

(3) Is it anticipated that any significant change in results of operations form the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
( )Yes (X) No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           WESTERN SIERRA MINING CORP.
                           --------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 30, 2005

                                                By: /s/ Michael M. Chaffee
                                                    ----------------------------
                                                        Michael M. Chaffee
                                                        President